Exhibit 99.1

SG Blocks Reports Third Quarter 2018 Financial Results

Management to Host Conference Call Today at 4:30 p.m. ET

BROOKLYN, NY – November 14, 2018 – SG Blocks, Inc. (NASDAQ: SGBX) (“SG Blocks” or the “Company”), a leading designer, innovator and fabricator of container-based structures, reported its financial results for the three and nine months ended September 30, 2018.

Key Third Quarter & First Nine Months 2018 Financial Highlights:

●	Revenue increased 49% to $2.1 million in Q3 2018, as compared to $1.4 million in Q3 2017.

●	Revenue increased 98% to $5.93 million in the first nine months of 2018, as compared to $3.0 million in the same period of 2017.

●	Gross profit totaled approximately $225,000 in Q3 2018, as compared to $98,000 in Q3 2017. Gross profit margin as a percentage of revenue increased to 11.0% in Q3 2018, as compared to 7.0% in Q3 2017.

●	Gross profit totaled approximately $420,000 in the first nine months of 2018, as compared to $397,000 in the same period of 2017. Gross profit margin as a percentage of revenue totaled 7.1% in the first nine months of 2018, as compared to 13.2% in the same period of 2017.

●	Gross profit margin as a percentage of revenue for projects excluding one $5.6 million contract was 22.0% in Q3 2018 and 24.0% in the first nine months of 2018.

●	Net loss totaled $1.0 million, or $(0.24) per basic and diluted share in Q3 2018, as compared to net loss of $1.0 million, or $(0.25) per basic and diluted share in Q3 2017.

●	Net loss totaled approximately $3.0 million, or $(0.71) per basic and diluted share in the first nine months of 2018, as compared to a net loss of $3.4 million or $(2.09) per basic and diluted share in the same period of 2017.

Key Third Quarter 2018 and Subsequent Operational Highlights:

●	Construction backlog was $102.8 million, as compared to $77.1 million as of September 30, 2017.

●	Performed activity on 15 projects during Q3 2018.

●	Secured an architectural and engineering services contract for a 28,000-square-foot affordable housing project on the West Coast.

●	Named Scott Hill, a 30-year modular construction veteran, as Vice President of Operations.

●	Expanded partnership with U.S. Navy to design and construct container-based modular offices in Virginia and Georgia, representing an estimated $2.7 million revenue opportunity in 2018.

●	Established SG Residential, a new venture focused on creating affordable single-family container-based modular home solutions, in partnership with senior financial services and housing market executives.

●	SG Residential partnered with Capital Plus Financial, one of the nation’s largest Community Development Financial Institutions, to provide affordable housing and an innovative mortgage product aimed at low- to moderate-income areas across the United States and Puerto Rico.

●	Partnered with SOLDIER ON, a non-profit combating veteran homelessness, as its exclusive provider of single and multi-family modular residences through SG Residential.

●	Established strategic partnership with Harrison, Walker and Harper, an engineering, contracting and industrial services firm, to serve as the Company’s preferred partner to perform all site work and installation of projects across the United States.

●	Commissioned to design and construct Central Florida’s first outdoor entertainment venue built with repurposed shipping containers, in collaboration with Tavistock, developer of the 17-square-mile Lake Nona community.

●	Secured an architectural and engineering services contract for an innovative kitchen prototype on the West Coast.

Management Commentary

“The third quarter of 2018 was highlighted by marked improvement with our core gross margin profile,” said Paul Galvin, Chairman and CEO of SG Blocks. “We continue to convert our backlog to revenue while obtaining projects with both new and existing customers – who continue to find innovative new applications for our container-based approach to construction.

“In the third quarter of 2018, we established SG Residential in conjunction with several senior financial services and housing market executives to address sales and financing opportunities within the significant single-family modular housing market. We are currently working on projects to convert our 500-home pipeline into signed contracts, addressing the affordable housing crisis that the United States is facing today.

“I am particularly proud of our recent corporate social responsibility initiatives, including our work with non-profits and community development organizations who see our affordable and rapidly-built modular houses offering as the best solution for the problems they’re facing. In the contiguous United States, we are working with SOLDIER ON as its exclusive modular residences provider to help this organization achieve its goal of providing homeless veterans with safe housing. In Puerto Rico, we are also working with Capital Plus Financial to provide safe and affordable housing to families in low- to moderate- income areas. These initiatives stand as a testament to the values that we hold as a company,” continued Mr. Galvin.

“During fiscal 2018, we have focused on three primary areas:

1.	Achieving cash flow positive operations;

2.	Continuing to grow our backlog and pipeline of opportunities; and

3.	Executing on our backlog to drive top-line revenue growth with a consistent 20% margin profile.

“We believe that clear evidence of our backlog conversion was shown during the third quarter as we realized revenue from 15 projects. Notably, we entered into contracts for projects for Tavistock, the NBA and the U.S. Navy during 2018, each of which we anticipate will be largely completed before the end of this year.

“On the financial front during the third quarter, our gross margin improved to 11.0% and, excluding one legacy $5.6 million contract, our gross margins improved to 22.0% in Q3 2018 and 24.0% for the first nine months of 2018.

“We believe that our momentum has already accelerated into the fourth quarter of 2018 as we are currently negotiating projects that we anticipate will drive construction backlog to over $120 million by the end of 2018.

“Based on our expected backlog conversion, we now have a clear line of sight to achieve our stated goal of cash flow breakeven operations exiting 2018.

“We continue to expand our operating platform, forming the key strategic partnerships that we believe will bring our business to the next level. I believe that we are well positioned to accelerate revenue growth and create value for our shareholders over the long-term. I look forward to sharing more on our developing story at the upcoming 11th Annual LD Micro Main Event in Los Angeles and the 6th Annual ROTH New Industrials Conference in New York,” concluded Mr. Galvin.

Third Quarter and First Nine Months 2018 Financial Results

Revenue in Q3 2018 totaled $2.1 million, an increase of 49% compared to $1.4 million in Q3 2017. Revenue in the first nine months of 2018 totaled $5.9 million, an increase of 98% compared to $3.0 million in the same period of 2017. This increase in revenue was primarily a result of revenue being recognized on additional projects that were in progress or completed during the three and nine months ended September 30, 2018.

Construction backlog totaled $102.8 million at September 30, 2018, as compared to $102.9 million at June 30, 2018 and $77.1 million at September 30, 2017. Construction backlog at September 30, 2018 includes two large contracts entered into by the Company during the third quarter of 2017 and one contract during the first quarter of 2018 in the amounts of approximately $55 million, $15 million, and $27 million, respectively. The Company expects that all of this revenue will be realized by December 31, 2020.

Gross profit totaled approximately $225,000 in Q3 2018 as compared to $98,000 in Q3 2017. Gross profit margin as a percentage of revenue increased to 11.0% in Q3 2018, as compared to approximately 7.0% in Q3 2017. Gross profit in the first nine months of 2018 totaled $420,000, as compared to $397,000 in the same period of 2017. Gross profit margin as a percentage of revenue totaled 7.1% in the first nine months of 2018, as compared to approximately 13.2% in Q3 2017.

Gross profit margin as a percentage of revenue for projects excluding one $5.6 million contract increased to 22.0% in Q3 2018 and 24.0% in the first nine months of 2018. Gross profit margin for the three and nine months ended September 30, 2018 was positively affected by the commencement of projects that are fully modular and encompass all three phases: (1) design, (2) architectural and engineering and (3) construction and delivery.

Operating expenses increased to $1.3 million in Q3 2018 compared to $1.1 million in Q3 2017. Operating expenses in the first nine months of 2018 totaled $3.5 million, an increase of 35.0% as compared to $2.6 million in the same period of 2017. The increase in operating expenses was primarily due to the costs associated with the formation of SG Residential and an increase in professional fees in the three and nine months ended September 30, 2018.

Net loss totaled $1.0 million, or $(0.24) per basic and diluted share, in Q3 2018, compared to a net loss of $1.0 million or $(0.25) per basic and diluted share in Q3 2017. Net loss for the first nine months of 2018 totaled $3.0 million or $(0.71) per basic and diluted share, a decrease of 12.4% as compared to a net loss of $3.4 million or $(2.09) per basic and diluted share for the same period of 2017.

Adjusted EBITDA loss increased to $0.8 million in Q3 2018 from $0.5 million in Q3 2017. Adjusted EBITDA loss for the first nine months of 2018 totaled $2.3 million, as compared to $1.1 million for the same period of 2017. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted EBITDA and a reconciliation of such measure to the most comparable measure calculated under U.S. generally accepted accounting principles ("GAAP").

Cash and cash equivalents at September 30, 2018 totaled $2.9 million, as compared to $3.0 million at June 30, 2018. Cash remained relatively unchanged primarily due to a $0.9 million realization to our accounts receivable caused by the timing of delivery of a large order late in the second quarter of 2018 into the third quarter of 2018.

Further details about the Company’s results in the third quarter of 2018 are available in its Quarterly Report on Form 10-Q, accessible in the investor relations section of the Company’s website at www.sgblocks.com and through the U.S. Securities and Exchange Commission’s website.

Conference Call Information

SG Blocks CEO Paul Galvin and CFO Mahesh Shetty will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Wednesday, November 14, 2018
Time:	4:30 p.m. ET, 1:30 p.m. PT
Toll-free dial-in number:	1-877-407-9716
International dial-in number:	1-201-493-6779
Conference ID:	13684734

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=132093 and via the investor relations section of the Company’s website at www.sgblocks.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through November 28th, 2018.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	13684734

Use of Non-GAAP Financial Information

In addition to our results under GAAP, the Company presents EBITDA and Adjusted EBITDA for historical periods. EBITDA and Adjusted EBITDA are non-GAAP financial measures and have been presented as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We calculate EBITDA as net income (loss) before interest expense, income tax benefit (expense) depreciation and amortization. We calculate Adjusted EBITDA as EBITDA before certain non-recurring adjustments such as loss on conversion of convertible debentures, change in fair value of financial instruments and stock compensation expense. EBITDA and Adjusted EBITDA are presented because they are important metrics used by management as one of the means by which it assesses our financial performance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. These measures, when used in conjunction with related GAAP financial measures, provide investors with an additional financial analytical framework that may be useful in assessing our Company and our results of operations.

Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net loss attributable to common stockholders of SG Blocks, Inc.	$(1,026,037)	$(1,043,301)	$(3,013,042)	$(3,439,303)
Addback interest expense	—	—	—	330,388
Addback depreciation and amortization	148,747	148,020	445,258	442,590
EBITDA (non-GAAP)	(877,290)	(895,281)	(2,567,784)	(2,666,325)
Addback loss on conversion of convertible debentures	—	—	—	1,018,475
Less change in fair value of financial instruments	—	—	—	(96,327)
Addback stock compensation expense	117,102	439,821	282,416	649,204
Adjusted EBITDA (non-GAAP)	$(760,188)	$(455,460)	$(2,285,368)	$(1,094,973)

About SG Blocks, Inc.

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers and purpose-built steel modules for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteel™, the structural core and shell of an SG Blocks building, and then customized to client specifications. For more information, visit www.sgblocks.com.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief or current expectations, are forward-looking statements. While SG Blocks believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in SG Blocks' filings with the Securities and Exchange Commission. Thus, actual results could be materially different from those presented herein. SG Blocks expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Media and Investor Relations:

Media
Kati Bergou
Rubenstein Public Relations
Vice President
212-805-3014
kbergou@rubensteinpr.com

Investor Relations
Chris Tyson
MZ North America
Managing Director
949-491-8235
chris.tyson@mzgroup.us

SG BLOCKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,913,397	$4,870,824
Short-term investment	—	30,033
Accounts receivable, net	2,758,205	3,005,875
Costs and estimated earnings in excess of billings on uncompleted contracts	107,689	61,175
Prepaid expenses and other current assets	201,812	183,890
Total current assets	5,981,103	8,151,797

Property, plant and equipment, net	72,707	6,796
Goodwill	4,162,173	4,162,173
Intangible assets, net	2,591,215	3,028,247
Investment in and advances to equity affiliates	6,956	—
Total Assets	$12,814,154	$15,349,013

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,987,611	$2,148,091
Billings in excess of costs and estimated earnings on uncompleted contracts	2,081,740	1,673,048
Total current liabilities	4,069,351	3,821,139

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, 5,405,010 shares authorized; 0 issued and outstanding as of September 30, 2018 and December 31, 2017	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized; 4,260,041 issued and outstanding as of September 30, 2018 and December 31, 2017	42,601	42,601
Additional paid-in capital	17,586,945	17,304,529
Accumulated deficit	(8,832,298)	(5,819,256)
Total SG Blocks, Inc. stockholders' equity	8,797,248	11,527,874
Non-controlling interests	(52,445)	—
Total stockholders' equity	8,744,803	11,527,874
Total Liabilities and Stockholders’ Equity	$12,814,154	$15,349,013

The accompanying notes are an integral part of these condensed consolidated financial statements.

SG BLOCKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Block sales	$—	$—	$42,799	$—
Construction services	2,033,769	1,326,005	5,307,168	2,728,462
Engineering services	49,056	68,947	582,183	272,817
Total	2,082,825	1,394,952	5,932,150	3,001,279

Cost of revenue:
Block sales	—	—	33,084	—
Construction services	1,764,030	1,242,113	5,056,971	2,375,139
Engineering services	93,955	54,942	422,085	229,227
Total	1,857,985	1,297,055	5,512,140	2,604,366

Gross profit	224,840	97,897	420,010	396,913

Operating expenses:
Payroll and related expenses	611,906	749,407	1,589,935	1,385,005
General and administrative expenses	557,078	324,794	1,538,441	1,048,853
Marketing and business development expense	133,378	56,343	311,965	122,529
Pre-project expenses	—	11,657	49,964	28,304
Total	1,302,362	1,142,201	3,490,305	2,584,691

Operating loss	(1,077,522)	(1,044,304)	(3,070,295)	(2,187,778)

Other income (expense):
Interest expense	—	—	—	(330,388)
Interest income	—	3	—	11
Other income	—	1,000	5,768	1,000
Loss on debt conversion	—	—	—	(1,018,475)
Change in fair value of financial instruments	—	—	—	96,327
Loss from equity affiliates	(960)	—	(960)	—
Total	(960)	1,003	4,808	(1,251,525)

Loss before income taxes	(1,078,482)	(1,043,301)	(3,065,487)	(3,439,303)
Income tax expense	—	—	—	—

Net loss	(1,078,482)	(1,043,301)	(3,065,487)	(3,439,303)
Less: Net loss attributable to non-controlling interests	(52,445)	—	(52,445)	—
Net loss attributable to common stockholders of SG Blocks, Inc.	$(1,026,037)	$(1,043,301)	$(3,013,042)	$(3,439,303)

Net loss per share attributable to SG Blocks, Inc. - basic and diluted:
Basic and diluted	$(0.24)	$(0.25)	$(0.71)	$(2.09)

Weighted average shares outstanding:
Basic and diluted	4,260,041	4,177,890	4,260,041	1,647,916

The accompanying notes are an integral part of these condensed consolidated financial statements.

SG BLOCKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2018	2017
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,065,487)	$(3,439,303)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	3,227	2,083
Amortization of discount on convertible debentures	—	330,388
Amortization of intangible assets	442,031	440,507
Interest income on short-term investment	(4)	(12)
Loss on conversion of convertible debentures	—	1,018,475
Change in fair value of financial instruments	—	(96,327)
Stock-based compensation	282,416	649,204
Loss on equity affiliates	960	—
Changes in operating assets and liabilities:
Accounts receivable	247,670	(122,679)
Costs and estimated earnings in excess of billings on uncompleted contracts	(46,514)	(25,875)
Prepaid expenses and other current assets	(17,922)	(4,453)
Inventory	—	9,445
Intangible assets	—	(28,820)
Accounts payable and accrued expenses	(160,480)	576,952
Billings in excess of costs and estimated earnings on uncompleted contracts	408,692	754,437
Deferred revenue	—	(72,788)
Net cash used in operating activities	(1,905,411)	(8,766)

Cash flows from investing activities:
Purchase of property, plant and equipment	(69,137)	(4,192)
Purchase of intangible asset	(5,000)	—
Proceeds from short-term investment	30,037	—
Investment in and advances to equity affiliates	(7,916)	—
Net cash used in investing activities	(52,016)	(4,192)

Cash flows from financing activities:
Proceeds from public stock offering, net of offering costs	—	7,062,194
Payments on convertible debentures	—	(1,500,000)
Net cash provided by financing activities	—	5,562,194

Net increase (decrease) in cash and cash equivalents	(1,957,427)	5,549,236

Cash and cash equivalents - beginning of period	4,870,824	549,100

Cash and cash equivalents - end of period	$2,913,397	$6,098,336

Supplemental disclosure of non-cash financing activities:
Conversion of convertible debentures to common stock	$—	$2,583,334
Conversion of preferred stock to common stock	$—	$1,801,670

The accompanying notes are an integral part of these condensed consolidated financial statements.